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                                                                     EXHIBIT 8.3

                               ALSTON & BIRD LLP
                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-7777
                                 www.alston.com




                                December 23, 2002


IRT Property Company
200 Galleria Parkway
Suite 1400
Atlanta, Georgia 30339

         Re: Proposed Merger of IRT Property Company with and into Equity One, Inc.

Ladies and Gentlemen:

         We have acted as special tax counsel to IRT Property Company ("IRT"), a corporation organized and existing under the laws of the State of Georgia, in connection with the proposed merger (the "MERGER") of IRT with and into Equity One, Inc. ("EQUITY ONE"), a corporation organized and existing under the laws of the State of Maryland. The Merger will be effected pursuant to the Agreement and Plan of Merger by and between IRT and Equity One, dated as of October 28, 2002 (the "AGREEMENT"). In our capacity as counsel to IRT, our opinion has been requested with respect to (i) certain of the U.S. federal income tax consequences of the Merger and (ii) the accuracy of the discussion of the material U.S. federal income tax consequences to the stockholders of IRT under the heading "Material Federal Income Tax Consequences of the Merger" in the Registration Statement on Form S-4 filed by Equity One with the Securities and Exchange Commission on December 11, 2002 (File No. 333-101776), covering shares of Equity One common stock ("EQUITY ONE COMMON STOCK") to be issued in the Merger, together with any amendments to such Registration Statement (collectively, the Registration Statement and the combined proxy statement of Equity One and IRT and prospectus of Equity One are called the "Registration Statement").

         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "CODE") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have



   Bank of America Plaza         90 Park Avenue         3201 Beechleaf Court,    601 Pennsylvania Avenue,
  101 South Tryon Street,      New York, NY 10016             Suite 600                    N.W.
        Suite 4000                212-210-9400         Raleigh, NC 27604-1062   North Building, 10th Floor
 Charlotte, NC 28280-4000      Fax: 212-210-9444            919-862-2200        Washington, DC 20004-2601
       704-444-1000                                       Fax: 919-862-2260            202-756-3300
     Fax: 704-444-1111                                                              Fax: 202-756-3333

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IRT Property Company
December 23, 2002
Page 2


relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement.

                             INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

         (1) the Agreement;

         (2) the Registration Statement; and

         (3) such additional documents as we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

         We have also obtained additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of IRT. Further, we have relied on and assumed to be accurate, as of the date hereof and as of the Effective Time of the Merger, and without further inquiry, the representations made to us by and on behalf of Equity One attached hereto as Exhibit A and by and on behalf of IRT attached hereto as Exhibit B. We have also assumed that all representations made "to the knowledge of" or "to the best of the knowledge of" any person or other similar phrase will be true and complete as if made without that qualification.

         In addition, we have reviewed the opinion by Greenberg Traurig, P.A., dated December 23, 2002, regarding the status of Equity One as a real estate investment trust, and, with your consent and the consent of Greenberg Traurig, P.A., have relied on its accuracy for purposes of rendering our opinions herein.

         You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, strengthen market position and increase financial resources to meet competitive challenges. To achieve these goals, the following will occur pursuant to the Agreement:

         (1) Subject to the terms and conditions of the Agreement, at the Effective Time, IRT shall be merged with and into Equity One in accordance with the provisions of Section 3-102 of the Maryland General Corporation Law. Equity One shall be the Surviving Corporation of the Merger and shall continue to be



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IRT Property Company
December 23, 2002
Page 3


governed by the laws of the State of Maryland. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the boards of directors of IRT and Equity One.

         (2) Subject to the provisions of Article 2 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:


                  (a) Each share of Equity One Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of IRT Common Stock (excluding Treasury Stock) issued and outstanding at the Effective Time shall be converted into the right to receive (i) $12.15 in cash (the "CASH CONSIDERATION") or
         (ii) 0.9 (the "EXCHANGE RATIO") validly issued, fully paid and nonassessable shares of Equity One Common Stock (the "STOCK CONSIDERATION") or (iii) the right to receive a combination of cash and shares of Equity One Common Stock determined in accordance with Section
         2.2 of the Agreement (the "MIXED CONSIDERATION").

         (3) Section 2.2(a) of the Agreement provides that subject to Section 2.2(f) of the Agreement, the aggregate number of shares of IRT Common Stock that may be converted into Cash Consideration, together with any cash paid to a holder of IRT Common Stock in lieu of that holder receiving a fractional share of Equity One Common Stock, shall not exceed fifty percent (50%) of the total number of shares of IRT Common Stock issued and outstanding as of the Effective Time. If cash elections are made for more than fifty percent (50%) of IRT Common Stock, then the number of shares that will be exchanged for cash will be proportionately reduced, and the remainder will be exchanged for shares of Equity One Common Stock.

         (4) Section 2.2(f) of the Agreement provides that notwithstanding any other provision in Article 2 of the Agreement to the contrary, the aggregate amount of cash paid to IRT shareholders in connection with the Merger, including cash paid as Cash Consideration, cash paid for fractional shares, and cash paid as a Final IRT Dividend, cannot exceed sixty percent (60%) of the sum


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IRT Property Company
December 23, 2002
Page 4


of the total cash paid to IRT shareholders in connection with the Merger and the fair market value of Equity One Common Stock to be issued in exchange for IRT Common Stock pursuant to the Merger. For this purpose, the fair market value of that Equity One Common Stock is equal to the product of the total number of shares of Equity One Common Stock to be issued in exchange for IRT Common Stock pursuant to the Merger and the weighted average trading price per share of Equity One Common Stock for all transactions occurring on the Closing Date of the Merger. If the total amount of cash that otherwise would be paid to IRT shareholders in connection with the Merger would exceed the foregoing limitation, the number of shares of IRT Common Stock that may be exchanged for cash will be proportionately reduced, with the remainder being exchanged for shares of Equity One Common Stock, until the total cash paid to IRT shareholders in connection with the Merger is less than sixty percent (60%) of the sum of the total cash paid to IRT shareholders in connection with the Merger and the fair market value of Equity One Common Stock to be issued in exchange for IRT Common Stock pursuant to the Merger.

         (5) In the event of any stock split, combination, reclassification or stock dividend with respect to Equity One Common Stock, any change or conversion of Equity One Common Stock into other securities or any other dividend or distribution with respect to Equity One Common Stock (other than quarterly cash dividends issued in the ordinary course consistent with past practice, the Corresponding Final Dividend and any dividend issued in accordance with Section 5.13(b) of the Agreement) and any distribution by Equity One of shares of capital stock of any of its affiliates, or if a record date with respect to any of the foregoing should occur, prior to the Effective Time, appropriate and proportionate adjustments shall be made to the Exchange Ratio.

         (6) Notwithstanding any other provision of the Agreement, each holder of shares of IRT Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Equity One Common Stock (after taking into account all certificates delivered by that holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to that fractional part of a share of Equity One Common Stock multiplied by the Company Closing Price.

         (7) All shares of Treasury Stock shall be canceled automatically and retired and shall cease to exist at the Effective Time and no consideration shall be delivered in exchange therefor.

                                    OPINIONS

         Based solely on the information submitted and the assumptions set forth herein and assuming that the Merger will take place as described in the Agreement and that the representations made by Equity One and IRT are true and correct at the time of the consummation of the Merger, we are of the opinion that:

         (1) The Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code. IRT and Equity One will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.




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IRT Property Company
December 23, 2002
Page 5



         (2) The IRT shareholders who receive solely cash in the Merger will recognize gain or loss upon the exchange of all of their IRT Common Stock.

         (3) The IRT shareholders who receive solely Equity One Common Stock in the Merger will not recognize gain or loss upon the exchange of all of their IRT Common Stock, other than with respect to cash received in lieu of fractional shares.

         (4) The IRT shareholders who receive cash and Equity One Common Stock in the Merger will not recognize loss upon the exchange of all of their IRT Common Stock, other than with respect to cash received in lieu of fractional shares, but will recognize gain, if any, but not in excess of the cash received. Such gain generally will be treated as capital gain, but if the exchange has the effect of a distribution of a dividend, then the amount of gain recognized, that is not in excess of the shareholder's ratable share of the undistributed earnings and profits of IRT, will be treated as a dividend, rather than capital gain. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder by shareholder basis.

         (5) The payment of cash to IRT shareholders in lieu of fractional share interests of Equity One Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Equity One. These cash payments will be treated as having been received as distributions in full payment in exchange for the shares redeemed as provided in Section 302(a) of the Code.

         (6) The basis of the shares of Equity One Common Stock received by the IRT shareholders who receive solely shares of Equity One Common Stock in the Merger will, in each instance, be the same as the basis of the IRT Common Stock surrendered in exchange therefor, less the basis of any share of Equity One Common Stock (fractional or otherwise) settled by cash payment. The basis of the shares of Equity One Common Stock received in the Merger by IRT shareholders who receive both shares of Equity One Common Stock and cash in the Merger will be equal to that shareholder's adjusted tax basis of the shares of IRT Common Stock surrendered, increased by the amount of any gain recognized pursuant to the Merger and reduced by the amount of cash received in the Merger.

         (7) The holding period of the Equity One Common Stock received by the IRT shareholders will, in each instance, include the period during which the IRT Common Stock surrendered in exchange therefor was held, provided that the IRT Common Stock was held as a capital asset on the date of the exchange.

         (8) The discussion under the heading "Material Federal Income Tax Consequences of the Merger" in the Registration Statement sets forth the material U.S. federal income tax consequences of the Merger to the stockholders of IRT.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time, possibly with retroactive effect in a manner that would affect or change our conclusions. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be


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IRT Property Company
December 23, 2002
Page 6



true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. We have no obligation to update our opinions. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including for example any issues related to intercompany transactions, accounting methods, bad debt reserves, or changes in accounting methods resulting from the Merger.

         This opinion is being provided solely for the benefit of IRT and IRT's stockholders. No other person or party shall be entitled to rely on this opinion.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references made to us under the headings "Legal Matters" and "Material Federal Income Tax Consequences of the Merger" in the Registration Statement. In giving that consent, we do not admit that we are an "expert" under the Securities Act of 1933.


                                           Very truly yours,

                                           ALSTON & BIRD LLP



                                           By:  /s/ Pinney L. Allen
                                                -------------------------------
                                                Pinney L. Allen, Partner


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